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                                                                    EXHIBIT 4.37

                             Dated December 2, 2003

                                  GALEN LIMITED

                                       and

          PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES LIMITED

            --------------------------------------------------------

                            MANUFACTURING, PACKAGING,
                        LABELLING, TESTING, QP RELEASE,
                          STORAGE & DESPATCH AGREEMENT

            --------------------------------------------------------

                              Ashurst Morris Crisp
                                 Broadwalk House
                                 5 Appold Street
                                     London
                                    EC2A 2HA

                               Tel : 020 7638 1111
                               Fax : 020 7638 1112

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                                    CONTENTS

CLAUSE                                                                               PAGE
1.     DEFINITIONS..............................................................       1
2.     SUPPLIER OBLIGATIONS.....................................................       5
3.     COMPANY OBLIGATIONS......................................................       7
4.     VARIATION OF SPECIFICATIONS..............................................       8
5.     PRODUCT ORDERS...........................................................      10
6.     DESPATCH.................................................................      15
7.     RISK AND TITLE...........................................................      16
8.     CHARGES AND PAYMENT TERMS................................................      16
9.     CONFIDENTIALITY..........................................................      18
10.    REGULATORY PROCEDURES AND DATA RETENTION.................................      19
11.    PRODUCT ACCEPTANCE.......................................................      19
12.    INTELLECTUAL PROPERTY....................................................      23
13.    WARRANTIES & INDEMNITIES.................................................      24
14.    INSURANCE................................................................      28
15.    PRODUCT HOLD OR RECALL...................................................      28
16.    TERM AND TERMINATION.....................................................      29
17.    FORCE MAJEURE............................................................      30
18.    DISPUTE RESOLUTION.......................................................      31
19.    ARBITRATION..............................................................      31
20.    NOTICES..................................................................      32
21.    VARIATION................................................................      33
22.    ENTIRE AGREEMENT.........................................................      33
23.    GENERAL..................................................................      33

SCHEDULE 1..............................................................................
Schedule 1 - List of Galen Products, Isodur, Dynamin & Distribution Products............
SCHEDULE 2..............................................................................
Minimum Order Quantity for Galen Products, Dynamin and Isodur...........................
SCHEDULE 3..............................................................................
MPLT Charges............................................................................
SCHEDULE 4..............................................................................
Storage & Despatch Charges..............................................................
SCHEDULE 5..............................................................................
Technical Agreement.....................................................................
SCHEDULE 6..............................................................................
Guaranteed Order Value..................................................................
SCHEDULE 7..............................................................................
Bill of Materials for each Galen Product, Dynamin and Isodur............................

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THIS AGREEMENT is made on the 2nd day of December 2003

BETWEEN:-

(1) GALEN LIMITED, (No. NI 30077) whose principal place of business is at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland, BT63 5UA (the "COMPANY" ); and

(2) PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES LIMITED, (No. NI 45055) whose principal place of business is at Almac House, 20 Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland, BT63 5QD (the "SUPPLIER").

WHEREAS:

A. The Company sells certain pharmaceutical Products (as defined below) to its customers and the Company wishes to engage the Supplier to manufacture, package, label, test for release-to-market, QP release, store and despatch Products on behalf of the Company.

B. The Supplier has agreed to manufacture, package, label, test for release-to-market, QP release, store and despatch Products on behalf of the Company and the Company has agreed to procure these services from the Supplier subject always to the terms and conditions set out below.

IT IS NOW AGREED AS FOLLOWS:-

1.       DEFINITIONS

1.1      In this agreement unless the context otherwise requires:-

         "AFFILIATE" means any business entity which controls, is controlled by, or is under common control with either the Supplier or Company. For the purpose of this definition "CONTROL" shall mean either ownership of more than 50 per cent. of the issued capital of the company (or other business entity) or a right to direct the business and/or policies (including dividend policies) and/or affairs of such company whether by law, contract, governmental decree or regulation, ownership of voting power or otherwise and if one or more persons fits any of the categories set out in this paragraph (whether or not they are acting in concert) each such person shall be treated as in control of such company;

         "BILL OF MATERIALS" means the standard costs of Raw Materials and packaging materials required in connection with the manufacture, packaging and labelling (as applicable) of each Galen Product, Dynamin and Isodur;

         "BUSINESS DAY" means Monday to Friday, 9.00 am to 5.00 p.m. excluding public holidays and bank holidays in Northern Ireland;

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         "BUSINESS PURCHASE AGREEMENT" means the business purchase agreement between Galen Limited and Pharmaceutical Development and Manufacturing Services Limited dated 2 December 2003;

         "CGMP" means current Good Manufacturing Practice of the pharmaceutical industry standards as required by the EMEA in the European Union (and as more particularly described in Directive 91/356/EEC of 13 June 1991 or as amended by Directive 2001/83/EC) and the similar guidelines and requirements of any other recognised and applicable national regulatory body, including (without limitation) the MHRA in the United Kingdom, including all standards, guidelines and requirements in relation to product description, manufacturing processes, quality control, packaging instructions, specifications and guidelines relating to the manufacture, testing, analysis, QP release and packaging of medicinal products;

         "CONFIRMED ORDERS" is defined at clause 5.2;

         "CONSEQUENTIAL LOSS" is defined at clause 13.7;

         "DESPATCH NOTICE" is defined at clause 6.1;

         "DISTRIBUTION PRODUCTS" means those pharmaceutical products supplied and delivered to the Supplier during the Term by the Company or third party suppliers of the Company, as set out in schedule 1 or such other products as agreed by the Parties from time to time, which shall be tested for release-to-market, QP released, stored and despatched by the Supplier in accordance with the terms of this agreement;

         "DYNAMIN" means bulk capsules of Isodur pharmaceutical product, which are supplied by the Company to the Supplier (in finished dosage form) from time to time in accordance with clause 3.1(b), and which the Supplier shall package, label, test for release-to-market, QP release, store and despatch for the Company in accordance with the terms of this agreement;

         "EFFECTIVE DATE" means the date of the Business Purchase Agreement;

         "EMEA" means the European Agency for the Evaluation of Medicinal Products;

         "GALEN PRODUCTS" means those pharmaceutical products listed in schedule 1 together with any other such products which may be added from time to time by agreement of the Parties, which the Supplier shall manufacture, package, label, test for release-to-market, QP release, store and despatch for the Company in accordance with the terms of this agreement. For the avoidance of doubt references to Galen Products in this agreement shall not include Dynamin, Isodur or Distribution Products;

         "GUARANTEED ORDER VALUE" is defined at clause 5.7;

         "INTELLECTUAL PROPERTY" means any and all patents, trade marks, service marks, logos, rights in designs, get-up, trade, business or domain names and copyrights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

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         "ISODUR" means bulk capsules of Isodur pharmaceutical product, which are supplied by the Company to the Supplier (in finished dosage form) from time to time in accordance with clause 3.1(b), and which the Supplier shall package, label, test for release-to-market, QP release, store and despatch for the Company in accordance with the terms of this agreement;

         "LOSSES" means any and all damages, costs (including, without limitation, reasonable legal and other professional fees reasonably incurred), claims, (including third party claims) liabilities, expenses, losses and demands;

         "MANUFACTURING AND PACKAGING INSTRUCTIONS" means all relevant and current (as at the date of this agreement) descriptions and instructions concerning the processes, formulae and quality standards to be observed by the Supplier in relation to the manufacture, packaging and labelling of Galen Products and packaging and labelling of Dynamin and Isodur as provided by the Company. The Manufacturing and Packaging Instructions may be varied from time to time by written agreement of the Parties;

         "MARKETING AUTHORISATION" means, in respect of a Product, the relevant and current (as at the date of this agreement) Marketing Authorisation issued by the EMEA (or such other regulatory body that replaces the EMEA from time to time) in respect of the manufacture and supply of that Product in the European Union and such other Marketing Authorisations issued by any other applicable regulatory body in any jurisdiction where the manufacture and supply of that Product may occur from time to time in accordance within the terms of this agreement, including (without limitation) the MHRA, as shall be deemed attached to the Technical Agreement;

         "MATERIALS" means all Raw Materials (excluding bulk capsules of Dynamin and Isodur) and packaging materials used in connection with the manufacture, packaging, labelling, testing for release-to-market and QP release of Galen Products, Dynamin and Isodur by the Supplier in accordance with the terms of this agreement;

         "MHRA" means the Medicines and Healthcare products Regulatory Agency;

         "MINIMUM QUANTITY" means the minimum order quantity, which shall be in batch sizes or multiples of batch sizes (or as otherwise agreed by the Parties from time to time), for each particular Galen Product or Dynamin or Isodur, which may be included in a Confirmed Order as detailed in schedule 2;

         "MLPT CHARGES" is defined at clause 8.1;

         "NOMINATED INDIVIDUAL" shall mean the respective Head of Quality (or as otherwise agreed by the Parties) for each of the Parties from time to time (as confirmed to each other in writing);

         "PARTY" shall mean a party to this agreement;

         "PRODUCT SHELF LIFE" means the shelf life of each Product as set out in the relevant Marketing Authorisation;

         "PRODUCTS" means the Galen Products, Dynamin, Isodur and the Distribution Products;

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         "QP RELEASE" is defined at clause 11.1 and "QP released" shall have the corresponding meaning;

         "QUALIFIED PERSON" has the meaning ascribed to it under Article 21 of Directive 75/319/EEC (or as amended by Directive 2001/83/EC);

         "RAW MATERIALS" means active pharmaceutical ingredients and excipients;

         "REJECTION NOTICE" is defined at clause 11.1;

         "SPECIFICATIONS" means all relevant and current (as at the date of this agreement) manufacturing, packaging, labelling and testing specifications for the Products (as applicable) as provided by the Company. The Specifications may be amended by the Parties from time to time in accordance with clause 4;

         "STOCK OUT" means a situation where the Supplier cannot comply with its despatch obligations hereunder due to the Company having insufficient stock of a particular Galen Product Dynamin or Isodur available in the Supplier storage facilities at the Supplier Premises at any time 30 days after the due date for completion and delivery into storage of a relevant Confirmed Order. In the case of the full range of Kapake products ("KAPAKE") and the full range of Ursogal products ("URSOGAL") the Stock Out period would be at any time 60 days after the due date for completion and delivery into storage of a relevant Confirmed Order.

         "STORAGE & DESPATCH CHARGES" is defined at clause 8.2;

         "SUPPLIER PREMISES" shall mean the Supplier's premises situated at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland, BT63 5UA or such other place at which the Supplier may, following written authorisation from the Company (not to be unreasonably withheld or delayed) manufacture, package, label, test for release-to-market, QP release, store and/or despatch Products from time to time in accordance with the terms of this agreement;

         "TECHNICAL AGREEMENT" means the technical agreement attached from time to time to this agreement at schedule 5 and which describes the quality control and manufacturing process standards to be followed in connection with the manufacturing, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch of Products (where applicable) and which, amongst other things, has the Marketing Authorisations for the relevant Products deemed attached thereto. The Technical Agreement may be varied from time to time by written agreement of the Parties, whereupon the Parties will substitute the amended Technical Agreement at schedule 5;

         "TERM" means the terms of this agreement as defined in clause 16.1;

         "TESTING FOR RELEASE-TO-MARKET" means performing all quality control and other necessary testing and analysis and completing all related documentation as required by cGMP and any relevant Marketing Authorisations in respect of Galen Products, Dynamin, Isodur and Distribution Products;

         "TOTAL ORDER VALUE" is defined at clause 5.7;

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         "VAT" means value added tax or any other tax of a similar nature that may be substituted for or levied in addition to it in each case at the rate current from time to time;

         "YEAR" means a continuous period of 12 months commencing on the Effective Date of this agreement and each consecutive 12 month period thereafter during the Term;

         "YEAR 1" means the continuous period of 12 months commencing on the Effective Date of this Agreement;

         "YEAR 2" means the continuous period of 12 months commencing at the end of Year 1; and

         "YEAR 3" means the continuous period of 12 months commencing at the end of Year 2.

1.2      Reference to the singular includes the plural and vice versa.

1.3 A reference to a part, clause or schedule is a reference to a part, clause or schedule to this agreement.

2.       SUPPLIER OBLIGATIONS

2.1      The Supplier shall:

         (a) use all reasonable endeavours to fulfil Confirmed Orders on the due date for completion specified therein and shall provide written notice to the Company of completion of each Confirmed Order. Completion of a Confirmed Order is deemed to be the date that the relevant Galen Products, Dynamin and/or Isodur are delivered into storage at the Supplier Premises by the Supplier;

         (b) procure Raw Materials and packaging materials, manufacture, package, label, test for release-to-market and QP release all Confirmed Orders for Galen Products at the Supplier Premises in accordance with cGMP, the Technical Agreement, the Marketing Authorisations, the Manufacturing and Packaging Instructions and the Specifications;

         (c) procure packaging materials, package, label, test for release-to-market and QP release all Confirmed Orders for Dynamin and Isodur at the Supplier Premises in accordance with cGMP, the Technical Agreement, the Marketing Authorisations, the Manufacturing and Packaging Instructions and the Specifications;

         (d) comply with its obligations under the Technical Agreement (as may be amended by the Parties from time to time in accordance with this agreement);

         (e) provide and maintain clean and safe storage in accordance with cGMP, the Technical Agreement and the relevant Marketing Authorisations for all Products at the Supplier Premises until such Products are despatched in accordance with clause 6;

         (f)      despatch all Products in accordance with clause 6;

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         (g)      on two Business Days notice, permit authorised representatives of the Company, the Company's customers or representatives of any regulatory authorities from time to time during normal working hours to enter and inspect the Supplier Premises in order to:

                  (i)      inspect the same;

                  (ii)     inspect and take away samples of Products;

                  (iii) observe and inspect operations, methods and records relating to the Supplier's manufacturing, packaging, labelling, testing for release-to-market, QP releasing, storage and/or despatch of the Products (but excluding, for the avoidance of doubt, any financial records of the Supplier) and report any legitimate concerns relating to any of those processes to the respective Nominated Individuals for discussion by the Parties at their earliest convenience in order to determine how those legitimate concerns are to be handled in respect of the applicable Technical Agreement,

                           PROVIDED THAT the Company shall be responsible for the safety of its representatives and customers at all times during such visitation and shall ensure that they comply with the confidentiality provisions in clause 9 of this agreement and all reasonable regulations and instructions issued by the Supplier relating to the conduct of persons on the Supplier Premises;

         (h) unless otherwise provided herein, provide at its own cost, expense and risk all equipment, plant, apparatus, appliances necessary to enable the Supplier to manufacture, package, label, test for release-to-market, QP release, store and/or despatch Products (as appropriate) and otherwise fulfil its obligations under this agreement;

         (i) unless otherwise provided herein, provide at its own cost, expense and risk all Materials necessary to enable the Supplier to fulfil its obligations under this agreement;

         (j) be responsible for managing all complaints from the Company in relation to Products, including (without limitation) and, provided that the complaint is solely due to the default of the Supplier, at its sole cost promptly conducting all necessary research and testing of Product batches relating to such complaint, keeping the Company's Nominated Individual fully informed of all such complaints, completing all related paperwork and otherwise managing such complaints in a timely manner and in accordance with best current industry standards and regulations and with all due care, diligence and skill. The Company shall reimburse the Supplier for all reasonable direct costs and expenses incurred by the Supplier in relation to the relevant complaint and in respect of managing that complaint, save where such complaint is due to default by the Supplier under this agreement;

         (k) maintain its Manufacturer's Licence and Wholesale Dealer's Licence, as granted by the MHRA as soon as practicable after the date of this agreement, current at all times and notify the Company of any changes to those facility licences which will impact the Marketing Authorisations for the Products; and

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         (l)      be responsible for monitoring the condition of all Products and bulk capsules of Isodur stored by the Supplier at the Supplier Premises from time to time and shall notify the Company promptly in the event that any such Product or bulk capsules of Isodur are found to be damaged, and further shall (on written instruction by the Company and at the Company's reasonable cost) be fully responsible for the removal and destruction of such damaged items together with any items which the Company confirms are beyond their Product Shelf Life from time to time.

3.       COMPANY OBLIGATIONS

3.1      The Company shall:

         (a) provide the Supplier with all relevant information concerning the Products to enable the Supplier to discharge its obligations under this agreement in accordance with the Technical Agreement, the Specifications and the Manufacturing and Packaging Instructions;

         (b) supply and deliver (or procure the supply and delivery of) such quantities of bulk capsules of Isodur pharmaceutical product (in finished dosage form) for the purposes of its obligations under this agreement in respect of Dynamin and Isodur, and Distribution Products to the Supplier from time to time during the Term in accordance with the Technical Agreement to enable the Supplier to meet Confirmed Orders and comply with Despatch Notices. All such quantities of bulk capsules of Isodur and Distribution Products shall be supplied free of charge by the Company to the Supplier;

         (c) provide to the Supplier all relevant details in the Specification or Manufacturing and Packaging Instructions of the Company's trade mark livery together with associated original artwork required by the Supplier for the purposes of obtaining packaging and labels for Galen Products, Dynamin and Isodur, provided that the Supplier's reasonable costs of providing new artwork drafts and generation shall be borne by the Company. The Company hereby grants to the Supplier a non-exclusive, non-assignable licence of the aforementioned trade marks and their associated get-up, and of its Intellectual Property in the aforementioned artwork, for the Term, BUT only for the purpose of using the same to package and label Galen Products, Dynamin and/or Isodur in accordance herewith and in accordance with the Company's instructions from time to time. All use of the Company's trade marks by the Supplier shall at all times be for the benefit of the Company and any goodwill accrued to the Supplier by its use of such trade marks shall accrue to and be held in trust by it for the Company, which goodwill the Supplier agrees to assign to the Company at the Company's request at any time, whether during or after the subsistence of this agreement;

         (d) give the Supplier written notice of any change required to the packaging and/or labelling of Galen Products, Dynamin and/or Isodur during the Term (such notice to include all related approved artworks from the Company), whereby the Supplier shall obtain and commence using such revised packaging and/or labels within three months of such notice. If the EMEA, MHRA or any other applicable regulatory authority notifies the Company of a required change to the packaging and/or labelling, the Company shall provide written notice to the Supplier within 5 Business

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                  Days thereafter setting out full details of the changes to be made. The Supplier shall use its reasonable endeavours to obtain replacement packaging and/or labelling following such notice according to the time schedule dictated by the EMEA, MHRA or any other applicable regulatory authority but shall not be held liable by the Company for failure to comply with such time schedule provided the cause of such failure is beyond the Supplier's reasonable control;

         (e) in the event of any change in the packaging requirements made pursuant to 3.1(d), bear the cost to the Supplier of any unused packaging material reasonably held or purchased by the Supplier, provided that such cost shall in no event exceed more than 6 months' supply of packaging materials based on the Company's forecasting obligations herein;

         (f) give full details to the Supplier of any quality complaint received by the Company regarding Products and discuss the appropriate response to the complaint and the handling of the complaint with the Supplier in accordance with clause 2.1(j);

         (g) ensure that all information supplied to the Supplier for the purposes of this agreement (including information contained in the Technical Agreement) complies (where applicable) with the Marketing Authorisation for the relevant Product;

         (h) comply with its obligations under the Technical Agreement, Specifications and Manufacturing and Packaging Instructions;

         (i) seek a variation of the Marketing Authorisations in respect of the Galen Products, Dynamin, Isodur and the Distribution Products so that the Supplier is named as a manufacturer, assembler, tester for release-to-market, storer and despatcher of such Products (as applicable); and

         (j) monitor stock levels of all Products and bulk capsules of Isodur stored at the Supplier Premises from time to time by the Supplier for the Company and shall be responsible for identification of any such Products or bulk capsules of Isodur that may be beyond their Product Shelf Life from time to time.

4.       VARIATION OF SPECIFICATIONS

4.1 The Company may at any time propose a variation to a Specification by at least 60 days' written notice to the Supplier or by such other reasonable notice period as agreed by the Parties from time to time (consent of the Supplier not to be unreasonably withheld or delayed). The Supplier may at any time propose a variation to a Specification by at least 60 days' written notice to the Company or by such other reasonable notice period as agreed by the Parties from time to time, provided that the Company may (at its sole discretion) reject such variation if it reasonably believes such variation may detrimentally affect the Company or any of its rights hereunder.

4.2 Either Party may at any time in order to comply with applicable law or regulation propose a variation to a Specification by at least 60 days' written notice to the other Party. The Parties shall then negotiate in good faith to agree the changes to the Specification and the time scale in which to implement such variation in order to comply with applicable law or regulation.

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4.3      Any agreed variation of a Specification, whether pursuant to clause 4.1 or 4.2, shall be incorporated by amendment to the relevant
         Specification set out in the Technical Agreement.

4.4 If, following receipt by the Supplier of a written notice proposing a variation of Specification by the Company under clause 4.2, the Supplier (in the reasonable opinion of the Company) unreasonably withholds its consent to such variation or the Supplier is unable (for whatever reason) to comply with the variation, in each case within 60 days of such notice, the Company may (at its entire discretion and without prejudice to any other rights or remedies the Company may have hereunder in respect of such failure to comply by the Supplier or to the rest of the Supplier's obligations hereunder) on further written notice to the Supplier:

         (a) terminate any Confirmed Orders for any Galen Product, Dynamin and/or Isodur which is the subject of the proposed variation;

         (b) terminate all of the Supplier's obligations hereunder in respect of any Galen Product, Dynamin and/or Isodur which is the subject of the proposed variation (hereinafter referred to in this clause 4.4 as a "TERMINATED PRODUCT"); and

         (c) contract with any third party for the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch of any such Terminated Product; and

         (d) require that this agreement be amended to reflect the Terminated Products which are the subject of the proposed variation, including (without limitation) reducing the Guaranteed Order Value in accordance with clause 5.8, provided that such amendments shall be without prejudice to the Parties' rights and obligations under this agreement in so far as they apply to the remaining Galen Products, Isodur and/or Dynamin.

4.5 The Company shall bear all costs necessarily incurred by the Supplier as a result of any changes to Specifications made pursuant to clause
         4.1 provided the Company has requested such changes or such changes which are necessary to comply with the relevant Marketing Authorisation or Specifications or any revision to such Marketing Authorisations or Specifications. Any direct costs reasonably and necessarily incurred by the Supplier as a result of any change to Specifications requested by the Supplier pursuant to clause 4.1 shall be shared equally by the Parties provided that any cost savings resulting to the Supplier from such change to Specifications shall be fairly reflected (by way of a reduction) in the MPLT Charges. Costs incurred as a result of any change to Specifications made pursuant to clause 4.2 shall be borne by the Company provided that any reduced cost of Materials or increased efficiency in relation to any of the Supplier's obligations hereunder due to such change in Specification shall be shared equally between the Parties.

4.6 If any Galen Product, Dynamin and/or Isodur is terminated by the Company pursuant to clauses 4.1, 4.2 or 4.7 the Company shall reimburse the cost to the Supplier reasonably incurred based on the Company's forecasting obligations hereunder up to:

         (a) three months' supply of Raw Materials in respect of Kapake and Ursogal;

         (b) six months' supply of Raw Materials in respect of any other Galen Product; or

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         (c)      six months' supply of Materials (excluding Raw Materials) for any Galen Product, Dynamin and/or Isodur,

         to the extent such Materials relate to the Terminated Product.

4.7 Notwithstanding the foregoing provisions in this clause 4, the Company may at its discretion terminate any Product from the scope of this agreement provided that the Guaranteed Order Value shall not be diluted or reduced on the basis of such termination.

5.       PRODUCT ORDERS

5.1      GUARANTEED ORDERS

         (a) During the Term the Company agrees to order Galen Products, Dynamin and Isodur from the Supplier and the Supplier agrees to provide Galen Products, Dynamin and Isodur, in each case from time to time and in accordance with the terms of this agreement.

         (b) From the commencement of and during Year 3 the Company warrants and undertakes to grant to the Supplier the exclusive right to manufacture, package, label, test for release-to-market, QP release, store and/or despatch (where applicable) of any or all of the Products for the Company provided that the Supplier's MPLT, timing, Storage & Despatch Charges and any other relevant charges are no less favourable to the Company than any then current third party supplier's charges to manufacture, package, label, test for release-to-market, QP release, store and/or despatch (where applicable) each such Product and timing in respect thereof and further provided that:

                  (i) the Company shall at least 6 months prior to the end of Year 2 notify the Supplier in writing of its intention to contract during Year 3 with a third party supplier for the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch (where applicable) of any or all of the Products;

                  (ii) the Company shall as soon as practicable following such notice obtain and provide to the Supplier a written proposal from such third party supplier (the "PROPOSAL"), such Proposal to include a quotation relating to charges and time-scale in which such third party supplier can manufacture, package, label, test for release-to-market, QP release, store and/or despatch (where applicable) the relevant Product or Products;

                  (iii) the Company shall not notify such third party suppliers that the Supplier shall be given the opportunity to match the Proposal in relation to such charges and time-scale;

                  (iv) the Supplier shall provide a written proposal to the Company within 10 Business Days of receipt of the Proposal, such proposal to set out the Supplier's proposed charges and time-scale in respect of the manufacture, package, label, test for release-to-market, QP release, store and/or despatch (where applicable) for the relevant Product or Products; and

                  (v) the Company undertakes not to engage the services of the third party supplier provider if the Supplier's proposal matches or betters the Proposal.

5.2      ORDERING PROCESS

         (a) Prior to the first Business Day of each month during Year 1 and Year 2, the Company shall provide the Supplier with a written forecast of the Company's anticipated requirements for each Galen Product, Dynamin and/or Isodur to be manufactured, packaged, labelled, tested for release-to-market, QP released and delivered into storage at the Supplier Premises in accordance with the provisions of this agreement for each of the following 12 months. The first three months of each 12 month forecast shall be firm irrevocable orders confirming quantities and due date for completion of manufacturing, packaging, labelling testing for release-to-market, QP release and delivery into storage at the Supplier Premises of each such Galen Product, Dynamin and/or Isodur ("CONFIRMED ORDERS"). For the avoidance of doubt, the due date for completion of manufacturing, packaging, labelling, testing for release-to-market, QP release and delivery into storage at the Supplier Premises of each Galen Product, Dynamin and/or Isodur, which forms the subject of a Confirmed Order, shall (unless otherwise agreed by the Parties) be the last day of the month in respect of which that Confirmed Order relates. In no event shall the Company place a Confirmed Order for Galen Products, Dynamin and/or Isodur where the order contained therein for a particular Galen Product or Dynamin or Isodur is less than the Minimum Quantity in respect of such Galen Product, Dynamin and Isodur.

         (b) Subject as hereinafter set out, the Supplier shall not without good reason refuse to accept in writing all Confirmed Orders placed by the Company in accordance with the terms of clause 5.2(a) within 5 Business Days of receipt thereof. If the quantity of Galen Products, Dynamin and/or Isodur requested to be delivered in a given month under a Confirmed Order exceeds by more than 20 per cent. the quantity forecast in the most recent forecast for that month provided under clause 5.2(a), then the Supplier shall be entitled to reject such portion of the Confirmed Order as is in excess of the 20 per cent. tolerance in its absolute discretion. The Supplier shall deliver written notification of any such rejection under this clause 5.2(b) to the Company within 5 Business Days of the Supplier's receipt of the Confirmed Order.

         (c) The Company shall provide Confirmed Orders for Galen Products, Dynamin and/or Isodur in each month that are not less than 75 per cent. of the most recent forecast for that month provided under clause 5.2(a) and shall not reduce a forecast for any month by more than 25 per cent. of the forecast for that month given in the immediately preceding month.

         (d) The Company shall use all reasonable endeavours to ensure that Confirmed Orders correspond with the anticipated requirements set out in the monthly forecasts.

         (e) For the avoidance of doubt (but subject to clause 5.1(b)), the Company shall be under no obligation whatsoever to place any Confirmed Orders with the Supplier during Year 3.

         (f) In relation to the forecasting obligations of the Company hereunder the Company will use its reasonable endeavours to ensure that the forecasting utilised by the Company shall:

                  (i) follow historical patterns of forecasting used by the Company in the two year period prior to the date of this agreement; and

                  (ii) not contain any unexpected or unusual elements which would or may result in difficulties for the Supplier in fulfilling its manufacturing and distribution obligations hereunder.

                  Notwithstanding the foregoing, the Supplier shall during the first three months of the Term use its best endeavours to meet any additional Confirmed Orders which do not follow the Company's historical forecasting patterns.

5.3 If, for any reason, the Supplier believes that it is unlikely to be able to fulfil any (or any part of any) Confirmed Order, it shall promptly inform the Company in writing of this belief. However nothing in this clause 5.3 shall release the Supplier from its obligation to fulfil any Confirmed Order.

5.4 In the event that the Supplier fails to fulfil any (or part of any) Confirmed Order within 10 Business Days after the due date specified in the Confirmed Order (the "ORDER DEADLINE"), and in the absence of fault on the part of the Company for such default, in particular in relation to the Company's forecasting obligations hereunder, the Company may (at its entire discretion and without prejudice to any other rights or remedies it may have hereunder in respect of such default) on written notice to the Supplier:

         (a)      terminate any such Confirmed Order;

         (b) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all actual orders received by the Company for Galen Products (excluding Kapake and Ursogal), Dynamin and/or Isodur which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such failure by the Supplier to meet an Order Deadline; and

         (c) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all:

                  (i) actual orders received by the Company for Kapake and/or Ursogal which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such failure by the Supplier to meet an Order Deadline; and

                  (ii) customer orders for Kapake and/or Ursogal that would reasonably be expected to have been received by the Company but which were not so received due to a Stock Out occurring (if any) in respect of such failure by the Supplier to meet an Order Deadline (based on the customers' ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring).

         For the purposes of clause 5.4(b) damages would be in respect of the period commencing on the date of the Stock Out and ending on the date being the earlier of (i) the Stock Out no longer existing and (ii) the relevant Product or Products being terminated in accordance with clause
         5.5 (if applicable).

         For the purposes of clause 5.4(c) damages would be in respect of the period commencing on the date of the Stock Out and ending on the date the earlier of (i) the Stock Out no longer existing and customers' orders received reverting to a level consistent with ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring (provided that the Supplier shall not be responsible for such damages beyond the date falling 3 months from the date of the end of the Stock Out) and (ii) the relevant Product or Products being terminated in accordance with clause 5.5 (if applicable).

         For the purposes of this clause 5, a Confirmed Order will be deemed to be fulfilled by the Supplier to the extent that no less than 95 per cent., in relation to Kapake and Ursogal and no less than 75 per cent. of any other Product detailed in the relevant Confirmed Order is manufactured and delivered into storage at the Supplier Premises by the Supplier in accordance with this agreement.

5.5 In the event that the Supplier fails to fulfil any (or part of any) Confirmed Order in accordance with Order Deadlines on three or more occasions in any period of 90 days during the Term, and provided that such failures relate to different batches of a Product or Products and in the absence of fault on the part of the Company on each occasion, in particular in relation to its forecast obligation hereunder, the Company may (at its entire discretion and without prejudice to any other rights or remedies it may have hereunder in respect of such default or to the rest of the Supplier's obligations hereunder) on written notice to the Supplier:

         (a) terminate all of the Supplier's obligations hereunder in respect of any Galen Product, Dynamin and/or Isodur, which is the subject of any such failed Order Deadline (hereinafter referred to in this clause 5.5 as a "TERMINATED PRODUCT");

         (b) contract with any third party for the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatching of any such Terminated Product;

         (c) require that this agreement be amended to reflect the reduced number of Galen Products, Dynamin and/or Isodur, including (without limitation) reducing the Guaranteed Order Value in accordance with clause 5.8, provided that such amendments shall be without prejudice to the Parties' rights and obligations under this agreement in so far as they apply to the remaining Products;

         (d) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all actual orders received by the Company for Terminated Products (excluding Kapake and Ursogal) which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Terminated Products. For the purposes of this clause 5.5(d) damages would be in respect of the period commencing on the date the later of (i) termination of such Product or Products by the Company in accordance with this clause 5.5 and
                  (ii) a Stock Out occurring (if any), and ending on the date the earlier of (i) when the Company "qualifies" a new supplier for such Terminated Products and (ii) 3 months after the end of the Stock Out;

         (e) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of:

                  (i) any and all actual orders received by the Company for Kapake and/or Ursogal which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Terminated Products; and

                  (ii) customers' orders for Kapake and/or Ursogal that would reasonably be expected to have been received by the Company but which were not so received due to a Stock Out occurring (if any) in respect of such Terminated Products (based on the customers' ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring);

                  For the purposes of this clause 5.5(e) damages would be in respect of the period commencing on the date the later of (i) termination of such Product or Products by the Company in accordance with this clause 5.5 and (ii) a Stock Out occurring (if any), and ending on the date the earlier of (i) when the Company "qualifies" a new Supplier for such Terminated Products and customers' orders received revert to a level consistent with ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring and (ii) 3 months after the end of the Stock Out; and

         (f) subject to clause 13.7, recover from the Supplier (by way of direct damages) a cash payment to the value of any and all reasonable costs incurred by the Company in relation to "identifying" and "qualifying" a new supplier for the Terminated Products.

5.6 Without prejudice to clause 5.2, specific arrangements for Galen Products, Dynamin or Isodur may be agreed between the Parties from time to time, including (without limitation) arrangements to deal with promotional activity being conducted by the Company. The costs of any such promotional activity are to be at the Company's own expense.

5.7      GUARANTEED ORDER VALUE

         (a)      Subject to clauses 4.4(d), 5.5(c), 11.9(c), 16.4 and 17.5 the
                  Company warrants that the Total Order Value for both Year 1 and Year 2 combined shall be (pound)19.65 million (the "GUARANTEED ORDER VALUE").

         (b) In the event that the Total Order Value for both Year 1 and Year 2 combined (the "ACTUAL VALUE") is less than Guaranteed Order Value, the Company shall compensate the Supplier by making a cash payment to the Supplier in the amount of 50 per cent. multiplied by the difference between the Actual Value and the Guaranteed Order Value.

         (c) In the event that the Actual Value is greater than the Guaranteed Order Value by (pound)2 million or less, the Supplier shall make a cash rebate payment to the Company in the amount of 10 per cent. multiplied by the difference between the Actual Value and the Guaranteed Order Value.

         (d) In the event that the Actual Value is greater than(pound)21.65 million, the Supplier shall make a cash rebate payment to the Company in the amount equal to:

                  (i) 15 per cent. multiplied by the difference between the Actual Value and(pound)21.65 million; plus

                  (ii)     L200,000.

         The payments referred to in paragraphs (b), (c) and (d) above shall be paid within 60 days of the end of Year 2. For the purposes of this clause 5.7, "TOTAL ORDER VALUE" shall mean the total of all MPLT Charges which the Supplier may, by virtue of this agreement, invoice the Company for in respect of all Confirmed Orders received by the Supplier during any given Year. For the avoidance of doubt, the Total Order Value shall be exclusive of any applicable VAT.

5.8 For the avoidance of doubt, in respect of any reference in this agreement to "reduction of Guaranteed Order Value", "reducing the Guaranteed Order Value" or other similar reference (including, without limitation, such references within clauses 4.4(d), 5.5(c), and 11.9(c)) such reduction or revised Guaranteed Order Value shall be calculated on the basis of a pro rata reduction from the date of termination of the relevant Product until the end of Year 2 by reference to the values set out in schedule 6.

6.       DESPATCH

6.1 The Company shall provide the Supplier with at least 3 Business Days' advanced notice in writing of its despatch requirements for Products, including (without limitation) quantities, despatch and collection timing (a "DESPATCH NOTICE"). For the avoidance of doubt, storage, despatch and collection of Products shall take place at Unit 14 of the Supplier Premises or as otherwise agreed and the form of the Despatch Notice is to be agreed by the Parties as soon as practicable following the date of this agreement.

6.2 The Supplier shall despatch the Products in accordance with the terms of the Despatch Notice and this clause 6.

6.3 The Supplier shall forward a copy of each despatch note (or such other form of confirmation of despatch of Products as the Supplier shall use from time to time) to the Company within two Business Days of such despatch or as otherwise agreed by the Parties from time to time.

6.4 If the Supplier fails due to its negligent act or omission or in the event of a Stock Out to despatch any Products within 5 Business Days after the due delivery date specified in the relevant Despatch Notice (a "DESPATCH FAILURE"), then in the absence of fault on the part of the Company, the Company may (at its entire discretion and without prejudice to any other rights or remedies it may have hereunder in respect of such default or to the rest of the Supplier's obligations hereunder) on written notice to the Supplier:

         (a) terminate any outstanding Despatch Notice in respect of which there has been a Despatch Failure resulting in the cancellation of that order by a customer of the Company; and

         (b) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of any and all actual orders for Products which are cancelled by customers of the Company due to a Despatch Failure.

6.5 In the event that 15 per cent. or more of the Despatch Notices result in Despatch Failures in any 90 day period during the Term, and in the absence of fault on the part of the Company in respect of any such Despatch Failures, hereunder:

         (a) the Nominated Individuals will meet within 5 Business Days of written request served by the Company to discuss the Despatch Failures; and

         (b) if at any time within a period of 30 days following such meeting 15 per cent. or more of the Despatch Notices result in Despatch Failures the Company may terminate all of the Supplier's obligations hereunder in respect of storing and despatching Products on behalf of the Company; and

         (c) in the event of the Supplier failing to meet its obligations under (b) above and subject to clause 13.7, recover from the Supplier (by way of direct damages) a cash payment to the value of any and all reasonable costs incurred by the Company in transporting stocks of all Products from the Supplier Premises to new storage and despatch facilities.

7.       RISK AND TITLE

7.1 Subject to clause 14, title and risk in Dynamin, Isodur and the Distribution Products shall remain with the Company at all times.

7.2 Subject to clause 14, title and risk in Galen Products shall pass from the Supplier to the Company following safe delivery of the Products into storage at the Supplier Premises, provided that payment of all MPLT Charges due and properly invoiced by the Supplier in respect of those Galen Products have been made by the Company.

8.       CHARGES AND PAYMENT TERMS

8.1 The charges which shall be paid by the Company to the Supplier for performance of all of its obligations hereunder (excluding the Storage & Despatch Charges), (the "MPLT CHARGES") shall be as set out in schedule 3.

8.2 The charges which shall be paid by the Company to the Supplier for performance of all of its storage and despatch obligations hereunder, (the "STORAGE & DESPATCH CHARGES") shall be as set out in schedule 4.

8.3 Unless otherwise stated, all sums payable under this agreement are exclusive of VAT and any other duties or taxes. Any VAT or other duties or taxes payable in respect of such sums shall be payable in addition to such sums.

8.4 The Supplier shall submit invoices for MPLT Charges and the Storage & Despatch Charges at the end of each month, such invoices to be submitted in the lawful currency of the United Kingdom.

8.5 The Company shall pay to the Supplier the full amount of each invoice to the bank account designated by the Supplier in the lawful currency of the United Kingdom, without any deduction or discount within 45 days of the date of each invoice.

8.6 Both parties reserve the right to charge interest at 2 per cent. per annum above the base rate of the UK branch of the Bank of Ireland rates on all overdue amounts hereunder, such interest being deemed to accrue on a day to day basis from the due date for payment.

8.7 Subject to clause 8.10, on provision by the Supplier to the Company of reasonable written evidence of any increase (provided such increase is greater than 5 per cent.) in the cost to the Supplier of procuring the Bill of Materials of any Galen Products, Isodur and/or Dynamin, then the parties shall increase applicable MPLT Charges in respect of the relevant Product or Products as set out in schedule 3 to reflect (i) the amount of any such increase and (ii) an additional 8.5% of the amount of such increase to reflect the increased cost of rejects and process waste. For the avoidance of doubt this provision shall not apply in respect of any increase in cost incurred by the Supplier due to any wrongful act or omission by the Supplier (including, without limitation, any penalties or increase supply costs incurred by the Supplier due to late purchasing of Materials).

8.8 Subject to clause 8.10, the Supplier hereby undertakes to promptly notify the Company of any decrease (provided such decrease is greater than 5 per cent.) in the cost to the Supplier of procuring the Bill of Materials of any Galen Products, Isodur and/or Dynamin. On receipt of such notice or in the event that the Company obtains reasonable evidence that there has been a material decrease in the cost to the Supplier of procuring any Bill of Materials (and such evidence is presented to the Supplier), the parties shall reduce the MPLT Charges in respect of the relevant Products, Isodur and/or Dynamin in schedule 3 to reflect (i) the amount of any such reduction and (ii) an additional 8.5% of the amount of such reduction to reflect the reduced cost of rejects and process waste.

8.9 Subject to clause 8.10, if at any stage during the Term there is an increase or decrease in the cost to the Supplier of procuring any Bill of Materials which is greater than or equal to 10 per cent., the Parties agree to meet to discuss such change within 5 Business Days of notice by either Party.

8.10 The Parties' respective Nominated Individuals or other agreed parties shall meet at least every 6 months during the Term (the first such meeting to be six months after the date of this agreement) for the purposes of reviewing and implementing any changes referred to in clauses 8.7, 8.8 and 8.9 and any other relevant issues in respect of this agreement from time to time. For the avoidance of doubt, at the first six monthly meeting after the date of this agreement the Parties shall determine the percentage increases or decreases referred to in clauses 8.7, 8.8 and 8.9 by reference to the Bill of Materials for each Galen Product, Isodur and Dynamin as set out in schedule 7 and at subsequent six monthly meetings by reference to the same, or as may have been updated (provided any such increase or decrease was greater than 5 per cent.) by the Parties at the prior six monthly meeting. For the avoidance of doubt, changes referred to at clauses 8.7, 8.8 and 8.9 may only be raised and/or implemented at or immediately following such six monthly meetings.

9.       CONFIDENTIALITY

9.1 As used in this agreement, the term "CONFIDENTIAL INFORMATION" means any technical or business information furnished by one party (the "DISCLOSING PARTY") to the other party (the "RECEIVING PARTY") in connection with this agreement. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, regulatory data, product and marketing plans and customer and supplier information. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within 30 days of disclosure; such notice shall summarise the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

9.2      The Receiving Party agrees that it shall:-

         (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants and advisors who are obligated to maintain the confidential nature of such Confidential Information for the purposes set forth in this agreement;

         (b) use all Confidential Information solely for the purposes set forth in this agreement or as otherwise authorised by this agreement; and

         (c) allow its directors, officer, employees, consultants and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this agreement or as otherwise authorised by this agreement, with all such reproductions being considered Confidential Information.

9.3 The obligation set out in clause 9.2 shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:-

         (a) was in the public domain prior to the time of its disclosure under this agreement;

         (b) entered the public domain after the time of its disclosure under this agreement through means other than an unauthorised disclosure resulting from an act or omission of the Receiving Party;

         (c) was subsequently disclosed to the Receiving Party without any obligation of confidence by a third party provided that such third party was acting lawfully and not in breach of any duty of confidence;

         (d) is independently developed or discovered without the aid, application or use of Confidential Information; or

         (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimise the extent of such disclosure.

9.4 Following the termination of this agreement, the Receiving Party shall return to the Disclosing Party all originals, copies and summaries of documents, materials and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party save that either party may retain one copy of any such Confidential Information if required to do so under any regulatory or legal requirement. The obligations in this clause 9.4 shall not apply to any Confidential Information which the Company shall have a continuing right to use under clause 12. The obligations set forth in this clause shall survive for a period of 10 years following termination of this agreement.

10.      REGULATORY PROCEDURES AND DATA RETENTION

10.1 Any Party requested to submit information for a governmental or regulatory inspection (the "INSTRUCTED PARTY") shall, providing that the inspection relates to the Products and the work performed for the Company by the Supplier hereunder, promptly notify the other Party as soon as practicable. If the Instructed Party is requested to prepare responses as a result of a request made by any such inspection in respect of the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch of Products as contemplated under this agreement, the response submitted shall be subject to review by the other Party before submission to such authority. The other Party shall (upon request of the Instructed Party) use their best endeavours to provide support for preparing such responses. The Instructed Party is not entitled to amend any additional submission which any other Party is hereby entitled to provide. Primary responsibility for preparation of a response to a request for information is deemed to be with the Company in the absence of any contrary categorical statement from the governmental or regulatory inspecting authority. Any response shall be submitted to the governmental or regulatory authority by the Company alone. The Supplier shall not undertake any communications relating to the Products with any governmental or regulatory authority.

10.2 If the Supplier's participation in any regulatory review relating to Products is:

         (a)      not routine; and

         (b) not related to the performance of the Supplier of its obligations hereunder; and

         (c)      material with regard to personnel, time and expense,

         the Parties shall review costs associated with the participation and shall agree to a reasonable rate of compensation in advance of the participation in the aforementioned governmental regulatory inspection. All other costs associated with such review are to be borne by the Party incurring the same.

10.3 The Supplier shall be responsible for the archiving and retention of all relevant documentation in accordance with the terms outlined in the relevant ICH Guidelines.

11.      PRODUCT ACCEPTANCE

11.1 The Supplier shall procure that all batches of Products despatched by the Supplier shall be the subject of quality control certificates of analysis and a certificate of conformity signed by a Qualified Person ("QP RELEASE") confirming that each of the products covered by such certificate conform with the relevant Specifications, the Manufacturing and Packaging

         Instructions and the Technical Agreement and were (as applicable hereunder) manufactured, packaged, labelled, tested for release-to-market, stored and despatched in accordance with the relevant Marketing Authorisations and cGMP. All such Products shall be deemed accepted by the Company unless the Company, acting reasonably and in good faith, (and in the absence of a negligent act or omission of the Company) shall give written notice of rejection (a "REJECTION NOTICE") to the Supplier as soon as reasonably practicable, but in any event within 10 Business Days, following despatch.

11.2 The Rejection Notice shall state in reasonable detail (sufficient to enable the Supplier to identify the nature of the problem and the tests or studies to be conducted by or on its behalf to confirm or dispute the same) the reason why any Product (or batch of Products) are not acceptable to the Company. Any Rejection Notice shall be accompanied by copies of all written reports relating to tests, studies or investigations performed by or for the Company on the rejected Products as at the date of the Rejection Notice.

11.3 The Supplier shall as soon as reasonably practicable, but in any event within 30 Business Days, following receipt of a Rejection Notice either:

         (a) acknowledge in writing to the Company that the Products in question were validly rejected and correct and/or replace all rejected Products and place all such replacement Products into storage at the Supplier Premises and provide written notification to the Company of such on the date that the replacement Products are so placed into storage. The Supplier shall be fully responsible for all costs associated with correcting and/or replacing and placing such Products into storage and shall compensate the Company for all direct costs reasonably suffered or incurred by it in returning any rejected Products to the Supplier Premises; or

         (b) require the Company to return the rejected Products or samples thereof to the Supplier for further testing (at the cost of the Supplier). The Supplier shall use its reasonable endeavours to complete such testing as soon as reasonably practicable following receipt of such rejected Products or samples.

         During the period of testing under clause 11.3(b) the Supplier shall use all reasonable endeavours to comply with any additional Confirmed Orders placed by the Company outside the scope of the Company's forecasting obligations hereunder.

11.4 The Company's test results or basis for rejection of Products shall be conclusive unless the Supplier notifies the Company, within 20 Business Days of receipt by the Supplier of a Rejection Notice or, in respect of clause 11.3(b) the rejected Products or samples thereof, that the Supplier disagrees with such test results or its responsibility for the problem in question, such notice to attach copies of all related test results and other documentary evidence available to the Supplier in support of the its case. On receipt of such notice (and accompanying documentation) the Company shall have 10 Business Days to review the Supplier's case, after which time the Company will, at its option, either:

         (a) acknowledge in writing to the Supplier that it had mistakenly rejected the Products in question and compensate the Supplier for all direct costs reasonably suffered or incurred by the Supplier in relation to testing any rejected Products or samples in accordance with clause 11.3(b); or

         (b) arrange for representative samples of the Products in question to be submitted to a mutually acceptable independent laboratory or consultant (if a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the Party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the Products should be rejected. All tests carried out by the laboratory (or consultant) shall comply with the analytical methods relating to the Specifications, Marketing Authorisations, Manufacturing and Packaging Instructions and the Technical Agreement.

11.5 If it is agreed or otherwise determined by the independent laboratory or consultant pursuant to clause 11.4(b) that the Company:

         (a) had the right to reject the Products which are the subject of the Rejection Notice as a result of a failure by the Supplier to comply with any or all of the Marketing Authorisations, cGMP, Specifications, Manufacturing and Packaging Instructions or Technical Agreement, the Supplier shall correct and replace into storage at the Supplier Premises for the Company such Products within 30 Business Days of such determination and shall be fully responsible for all costs associated with the testing, correcting and/or replacing and placing into storage of such Products in accordance with clause 11 and shall compensate the Company for all direct costs reasonably suffered or incurred by it in returning any rejected Products to the Supplier Premises;

         (b) was not justified in rejecting any of the Products, the Company shall compensate the Supplier for all direct costs reasonably suffered or incurred by the Supplier in relation to testing such Products in accordance with clause 11.3(b).

11.6 For the avoidance of doubt, the supply of replacement Products pursuant to clause 11.3(a) and 11.5(a) shall be without prejudice to any other right or remedy which the Company may have under this agreement, at law or otherwise.

11.7 In the event of any non-conformity, fault or defect being found in any Product (whether pursuant to clause 11.3(a) or 11.5(a)), the Supplier shall not part with possession of any Product, which is or may be affected by such non-conformity, fault or defect to any third party and shall, in accordance with the Company's instructions, dispose of all stocks of such Products with all reasonable skill and care and in such a way that it is not identifiable as connected in any way with the Product or the Company.

11.8 If the Supplier is unable to correct and/or replace all rejected Products and place into storage in accordance with clauses 11.3(a) or 11.5(a) within 30 Business Days (a "REPLACEMENT FAILURE"), then the Company may (at its entire discretion and without prejudice to any other rights or remedies it may have hereunder in respect of such default or to the rest of the Supplier's obligations hereunder) on written notice to the Supplier:

         (a) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all actual orders for Galen Products (excluding Kapake and Ursogal), Dynamin and/or Isodur which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Replacement Failure;

         (b) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all:

                  (i) actual orders for Galen Products for Kapake and/or Ursogal, which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Replacement Failure; and

                  (ii) customer orders for Kapake and/or Ursogal that would reasonably be expected to have been received by the Company but which were not so received due to a Stock Out occurring (if any) in respect of such Replacement Failure (based on the customers' ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring).

         For the purposes of clause 11.8(a) damages would be in respect of the period commencing on the date of the Stock Out and ending on the date the earlier of (i) the Stock Out no longer existing and (ii) the relevant Product or Products being terminated in accordance with clause
         11.9 (if applicable).

         For the purposes of clause 11.8(b) damages would be in respect of the period commencing on the date of the Stock Out and ending on the date the earlier of (i) the Stock Out no longer existing and customers' orders received reverting to a level consistent with ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring (provided that the Supplier shall not be responsible for such damages beyond the date falling 3 months from the date of the end of the Stock Out) and (ii) the relevant Product or Products being terminated in accordance with clause 11.9 (if applicable).

11.9 If there are three or more Replacement Failures during any 90 day period during the Term, the Company may (at its entire discretion and without prejudice to any other rights or remedies it may have hereunder in respect of such default or to the rest of the Supplier's obligations hereunder) on written notice to the Supplier:

         (a) terminate all of the Supplier's obligations hereunder in respect of any such rejected Product (hereinafter referred to in this clause 11.9 as a "REJECTED PRODUCT");

         (b) contract with any third party for the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatching of any such Rejected Product;

         (c) require that this agreement be amended to reflect any Rejected Products, including (without limitation) reducing the Guaranteed Order Value in accordance with clause 5.8, provided that such amendments shall be without prejudice to the Parties' rights and obligations under this agreement in so far as they apply to the remaining Products;

         (d) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of any and all actual orders received by the Company for Rejected Products (excluding Kapake and Urgosal) which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Rejected Products. For the purposes of this clause damages would be in respect of the period commencing on the date the later of

                  (i) termination of such Product or Products by the Company in accordance with this clause 11.9 and (ii) a Stock Out occurring (if any), and ending on the date the earlier of (i) when the Company "qualifies" a new supplier for such Rejected Products and (ii) 3 months after the end of the Stock Out;

         (e) subject to clause 13.7, recover from the Supplier (by way of damages for direct loss of gross profits) a cash payment to the value of and in respect of:

                  (i) any and all actual orders received by the Company for Kapake and/or Ursogal which are cancelled by customers of the Company due to a Stock Out occurring (if any) in respect of such Rejected Products; and

                  (ii) customers' orders for Kapake and/or Ursogal that would reasonably be expected to have been received by the Company but which were not so received due to a Stock Out occurring (if any) in respect of such Rejected Products (based on the customers' ordering history for Kapake and/or Ursogal during the 60 days immediately prior to such Stock Out occurring);

                  For the purposes of this clause damages would be in respect of the period commencing on the date the later of (i) termination of such Product or Products by the Company in accordance with this clause 11.9 and (ii) a Stock Out occurring (if any), and ending on the date the earlier of (i) when the Company "qualifies" a new supplier for such Rejected Products and customers' orders received revert to a level consistent with ordering history or Kapake and/or Ursogal during the 60 days immediately prior to such a Stock Out occurring and (ii) 3 months after the end of the Stock Out;

                  and

         (f) recover from the Supplier (by way of direct damages) a cash payment to the value of any and all reasonable costs incurred by the Company in relation to "identifying and qualifying" a new supplier for the Rejected Products.

12.      INTELLECTUAL PROPERTY

12.1 Other than pursuant to clauses 3.1 or 12.2, nothing in this agreement shall affect, or grant any right to, Intellectual Property owned by the Parties prior to the commencement of this agreement.

12.2 All Intellectual Property which subsists in any documents, drawings, items, designs, processes, software or any other thing developed by the Supplier or any of its employees or agents (whether in conjunction with the Company or not) in performance of the agreement shall vest in the Supplier unless otherwise agreed in writing between the Parties.

12.3 The Company shall be responsible for obtaining all necessary consents in respect of the use of any third party's Intellectual Property by the Supplier which subsists in any materials provided by the Company to the Supplier pursuant to clause 3.1(a) or (b), which are necessary for the Supplier's performance of this agreement, provided that the Supplier shall enter into such licences or other agreement as may reasonably be required for such purpose. Where any royalties or other sums are payable to any third party in respect of the use of any such Intellectual Property, such sums shall be paid by the Company unless otherwise specified.

12.4 The Supplier shall have the right to assign any of the Supplier's Intellectual Property rights to any third party.

13.      WARRANTIES & INDEMNITIES

13.1     The Supplier hereby warrants to the Company that:-

         (a) all Products manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched hereunder have been so manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched with all due skill, competence, care and attention and will at the time of delivery conform in all respects with the Specifications and the Manufacturing and Packaging Instructions and will, subject to clause 13.3(c), be free from any non-conformity, fault or defects caused by breach of any of the Supplier's warranties in this clause 13.1;

         (b) all Products manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched hereunder have been so manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched in accordance with the terms of this agreement, the Technical Agreement, the Marketing Authorisations, the cGMP and all applicable European Union and United Kingdom legislation, rules and other requirements of the appropriate regulatory authorities (including without limitation the EMEA and the MHRA) in force from time to time during the Term;

         (c) the labels and packaging produced and/or obtained by the Supplier for each Galen Product, Isodur and Dynamin will conform to the label copy and packaging copy provided and approved by the Company to the Supplier in the Technical Agreement;

         (d) the Products shall at all times during the Term be free and clear from any mortgage, charge, pledge, lien, encumbrance, third party right or interest of any kind and not misbranded or adulterated; and

         (e) it has the power and authority to execute and deliver the agreement and perform its obligations thereunder.

13.2     The Supplier does not exclude or limit its liability (if any) to the
         Company:

         (a) in respect of any claim for death or personal injury caused by the negligence of the Supplier;

         (b) in respect of any claim for death or personal injury caused by the negligence of the Supplier under Part 2 of the Consumer Protection (Northern Ireland) Order 1987;

         (c) in respect of any other liability which may not be limited or excluded at law; or

         (d)      fraud or dishonesty.

13.3     The Company warrants to the Supplier that:

         (a) it has authority to supply (and to authorise the Supplier to use as contemplated by this agreement) the Technical Agreement, the Marketing Authorisations, Specifications, Manufacturing and Packaging Instructions and any other written instructions or information furnished by it to the Supplier for the purposes of this agreement and any work undertaken by the Supplier hereunder shall not infringe the rights (including any Intellectual Property rights) of any third party provided that such work is undertaken strictly in accordance with the Technical Agreement, the Marketing Authorisations, Specifications, Manufacturing and Packaging Instructions and other such written instructions or information;

         (b) the sale by the Company of Products manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched by the Supplier hereunder shall not infringe the rights (including any Intellectual Property rights) of any third party provided that such work is undertaken strictly in accordance with the Technical Agreement, the Marketing Authorisations, Specifications, Manufacturing and Packaging Instructions or any other written instructions or information furnished by the Company to the Supplier for the purposes of this agreement;

         (c) the Isodur bulk capsules supplied to the Supplier in accordance with clause 3.1(b) will have been manufactured by the Company's third party suppliers and delivered to the Supplier with due skill, competence, care and attention;

         (d) the Isodur bulk capsules supplied to the Supplier in accordance with clause 3.1(b) will have been handled and stored by the Company's third party suppliers in accordance with the terms of the Technical Agreement, the relevant Marketing Authorisations, cGMP and all appropriate European Union and United Kingdom legislation, rules and other requirements of the appropriate regulatory authorities (including without limitation the EMEA and the MHRA) in force from time to time during the Term;

         (e) the Isodur bulk capsules will, during their Product Shelf Life, continue to conform to the Company's warranties set out in this clause 13.3, provided that the Dynamin and Isodur are packaged, labelled, tested for release-to-market, QP released, stored and despatched by the Supplier with due skill, competence, care and attention and in accordance with this agreement; and

         (f) it has the power and authority to execute and deliver the agreement and perform its obligations thereunder.

13.4 Subject to clause 13.2, and except for liability which may arise under clause 13.5, no liability of the Supplier to the Company whether under this agreement or otherwise in connection with the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch of Products hereunder shall arise unless a claim is notified in writing to the Supplier within 12 months after such time as the Company first becomes aware of such claim. Except for liability which may arise under clauses 13.3 or 13.6, no liability of the Company to the Supplier whether under this agreement or otherwise in connection with the manufacture, packaging, labelling, testing for release-to-market, QP release, storage and/or despatch of Products hereunder shall arise unless a claim is notified in writing to the

         Company within 12 months after such time as the Supplier first becomes aware of such claim.

13.5 The Supplier undertakes to indemnify and keep the Company fully indemnified in respect of:-

         (a) all Losses which the Company may suffer or incur from any third party claims or allegations concerning product liability which are caused by, arise out of or relate to:

                  (i) a breach of any of the Supplier's warranties contained in clause 13.1;

                  (ii)     negligence or other wrongful conduct; or

                  (iii)    a breach of any statutory duty,

                  by or of the Supplier, its employees, agents, sub-contractors or Affiliates; and

         (b) all Losses which the Company may suffer or incur in connection with any third party claims or allegations that the Galen Products, Isodur or Dynamin infringes any Intellectual Property right of a third party (other than a claim covered under clause 13.6(b).

                  The Company shall forward to the Supplier as soon as may be reasonably practicable notice of any claim, liability, demand, matter or circumstance against which the Company claims to be indemnified (the "CLAIM"), and giving such reasonable details thereof as the Company then has from time to time thereafter keeping the Supplier reasonably informed of the same and shall not admit any liability nor make any payment, settlement or compromise in respect of such Claim without the written consent of the Supplier (such consent not to be unreasonably withheld). The Supplier shall, if it so chooses and by prior written notice to the Company, in the name of the Company control the conduct of the defence, settlement, compromise, counterclaim and all third party action in respect of such Claim, provided that the Supplier shall keep the Company regularly informed as to the conduct thereof, all costs and expenses incurred by the Supplier in controlling such conduct shall be borne by the Supplier and the Supplier shall indemnify the Company in respect of all reasonable costs and expenses incurred as a result of such conduct.

13.6 The Company undertakes to indemnify and keep the Supplier fully indemnified in respect of:-

         (a) all Losses which the Supplier may suffer or incur from any third party claim as a result of:

                  (i) any defect or error contained in the Manufacturing Authorisations, the Technical Agreement Specifications or the Manufacturing and Packaging Instructions or any other incorrect or defective information or instructions provided in writing by or on behalf of the Company to the Supplier for the purposes of this agreement;

                  (ii) a breach of the Company's warranties contained in clauses 5.7 (but subject to clauses 16.4 and 17.5) or 13.3; or

                  (ii)     a breach of any statutory duty; and

         (b) all Losses which the Supplier may suffer or incur in connection with any third party claims or allegations that the Galen Products, Isodur or Dynamin infringes any Intellectual Property rights of a third party (other than a claim covered under clause 13.5(b)).

         The Supplier shall forward to the Company as soon as may be reasonably practicable notice of any claim, liability, demand, matter or circumstance against which the Supplier claims to be indemnified (the "CLAIM"), and giving such reasonable details thereof as the Supplier then has from time to time thereafter keeping the Company reasonably informed of the same and shall not admit any liability nor make any payment, settlement or compromise in respect of such Claim without the written consent of the Company (such consent not to be unreasonably withheld). The Company shall, if it so chooses and by prior written notice to the Supplier, in the name of the Supplier control the conduct of the defence, settlement, compromise, counterclaim and all third party action in respect of such Claim, provided that the Company shall keep the Supplier regularly informed as to the conduct thereof, all costs and expenses incurred by the Company in controlling such conduct shall be borne by the Company and the Company shall indemnify the Supplier in respect of all reasonable costs and expenses incurred as a result of such conduct.

13.7     LIMITATION OF LIABILITY

         (a) Notwithstanding the foregoing provisions of this clause 13, neither Party shall be liable for any Consequential Loss suffered by any person whether such Consequential Loss arises from breach of contract, or tort, or statutory duty or negligence or any other wrongful act or default or in connection with any other claim regardless of whether any other remedy provided herein fails. "CONSEQUENTIAL LOSS" as used here shall mean any indirect or consequential loss (including loss of production, loss of profit, loss of revenue, loss of contract, loss of opportunity, cost of capital, cost of substitute services or claims of third parties for any of the foregoing to the extent that such losses are indirect or consequential). For the avoidance of doubt, this limitation shall be without prejudice to the Company's rights and remedies under clauses 5.4(b) and (c), 5.5(d) and (e), 6.4(b), 6.5(c), 11.8(a) and (b) and 11.9(d),
                  (e) and (f).

         (b) Other than with respect to liability arising under clause 13.2 and the indemnification provisions set out in clause 13.5(b), the total liability of the Supplier for any one claim and/or the aggregate of all claims in any year howsoever caused arising out of or in connection with this agreement shall be limited to (pound)5,000,000.

         (c) Other than with respect to liability arising under the indemnification provisions set out in clauses 13.6(a)(ii) and clause 5.7, the total liability of the Company howsoever caused arising out of or in connection with this agreement shall be limited to (pound)2,000,000 for all claims in any one Year.

         (d) For the avoidance of doubt, in relation to each Parties' rights to claim for direct and indirect damages under this agreement for loss and re-location including (without limitation) in respect of the Company's rights under clauses 5.4(b) and (c), 5.5(d) and (e), 6.4(b), 6.5(c), 11.8(a) and
                  (b) and 11.9(d), (e) and (f) and without dilution of each Parties' position in relation to mitigation of losses under common law, the Parties hereby agree to take all reasonable steps consistent with their duty to mitigate loss.

14.      INSURANCE

14.1 During the Term, the Company and the Supplier will maintain adequate liability insurance covering their respective obligations hereunder. In particular and unless otherwise agreed in writing the Supplier shall, subject to clauses 14.2 and 14.3, maintain at its own cost during the Term and for the Product Shelf Life of any Products manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched by the Supplier hereunder with an insurer of good repute:

         (a) Public Liability insurance for a sum assured of not less than (pound)5,000,000; and

         (b) Product Liability insurance for a sum assured of not less than (pound)5,000,000.

14.2 The Supplier shall use all reasonable endeavours to obtain as soon as reasonably practicable after the date of this agreement and maintain at its own cost thereafter during the Term and for the Product Shelf Life of any Products manufactured, packaged, labelled, tested for release-to-market, QP released, stored and/or despatched by the Supplier hereunder with an insurer of good repute Product Liability insurance in accordance with clause 14.1 above.

14.3 Notwithstanding clause 14.2, the Company agrees that the Supplier shall be added as a "named insured party" to its existing Product Liability Insurance policy in respect of certain Company-owned Products until such time, not to exceed three months from the date of this agreement, as the Supplier can obtain its own Product Liability insurance cover in accordance with clause 14.2 above provided that the Supplier shall reimburse the Company for any related additional premium cost.

14.4 Upon request of either Party from time to time the other Party shall provide evidence of the current validity of the insurances required under clauses 14.1, 14.2 and 14.3 by submitting a copy of the original insurance certificates to the requesting Party and each Party shall notify the other as soon as reasonably practicable following any variation or termination or avoidance of such insurance.

14.5 For the avoidance of doubt, any breach of this clause by either Party shall be deemed to be a material breach of this agreement for the purposes of clause 16.2.

15.      PRODUCT HOLD OR RECALL

15.1 Without prejudice to any other rights or remedies available to the Company under this agreement or at law, in the event that the Company is required by law or regulation or reasonably considers it necessary to undertake a product hold or recall in respect of any Product as a result of it being defective or otherwise failing to comply with the applicable Specifications (or the Company reasonably suspecting that such Product is defective or fails to comply with the applicable Specifications), then:

         (a) the Company shall be free to undertake a product hold or recall in respect of all such Products; and

         (b) PROVIDED such defect or other failure of such Products to comply with the applicable Specifications was solely due to a failure by or of the Supplier, its employees, agents, sub-contractors or Affiliates to comply with any obligation in this agreement, the Company shall be free to recover all reasonable direct costs and expenses relating to such product hold or recall from the Supplier, including (without limitation) advertising expenses and all costs associated with:

                  (i)      collection of Products from customers of the Company;

                  (ii)     return of Products to the Supplier;

                  (iii)    testing of Products; and

                  (iv)     correcting and/or replacing Products, and

                  the Supplier shall provide reasonable and prompt assistance to the Company in relation to any such product hold or recall programme.

15.2 If the product hold or recall is not solely due to a failure by the Supplier (or any agent, sub-contractor or employee of the Supplier) to comply with its obligation hereunder, the Supplier shall provide all reasonable assistance to the Company (at the Company's reasonable expense) in respect of any such product hold or recall.

15.3 Any dispute as to the cause of any defective Product or any Product which fails to comply with the Specifications, which are the subject of a product hold or recall, shall be dealt with in accordance with clause 18.

16.      TERM AND TERMINATION

16.1 Subject to earlier termination as provided for in clause 16.2, this agreement shall commence on the Effective Date and shall remain in force for a fixed period of two (2) Years from the Effective Date (the "TERM") and, unless otherwise agreed by the parties in writing beforehand, and subject to clause 5.1(b) shall terminate automatically on the expiry of the Term.

16.2     In the event that any Party:

         (a) suffers the appointment of a receiver or administrator over any part of its property or the presentation of a winding-up petition or passes a resolution for its winding-up except for amalgamation or reconstruction;

         (b) enters into any composition or arrangement with its creditors or becomes insolvent;

         (c)      commits an irremediable material breach of this agreement;

         (d) commits a remediable material breach of an obligation under this agreement which it does not remedy within 60 days starting on the day after receipt of written notice from the other Party of giving details of such breach and requiring the breaching Party to remedy the breach; or

         then this agreement may be terminated at any time by the other Party by written notice with immediate effect.

         For the purposes of this clause:

         (a) a breach is remediable if time is not of the essence in performing the obligation and if the breaching party can comply with the obligation within the 60 day period; and

         (b) a "material breach" means a breach (including, without limitation, an anticipatory breach) which is serious in the widest sense of having a serious effect on the benefit which the innocent party would otherwise derive from this agreement in accordance with its terms (but shall exclude any breach under clauses 4.4, 5.4, 5.5, 6.4, 6.5, 11.8 and 11.9).

16.3 For the avoidance of doubt the parties agree that the Company cannot exercise its rights to termination and claims for any form of damages contemplated under clauses 5.4, 5.5, 6.4, 6.5, 11.8, 11.9 during the first three months of the Term save in the case of negligent act or omission of the Supplier.

16.4 In the event of termination by the Company under clause 16.2 the Company's warranties and obligations under clause 5.7 (in respect of the Guaranteed Order Value) shall no longer apply.

16.5 Termination of this agreement for any reason will be without prejudice to the rights and obligations of the parties accruing up to and including the date of such termination.

17.      FORCE MAJEURE

17.1 "EVENT OF FORCE MAJEURE" means, in relation to either Party, an event or circumstance beyond the reasonable control of that Party (the "CLAIMING PARTY") including, without limitation, strikes, lock outs and other industrial disputes (in each case, whether or not relating to the Claiming Party's workforce), war, civil war, act of God, fires, insurrection or riots, embargoes, requirements, regulations of any governmental authority or unavailability of raw materials in the market which comply with the Specifications and/or Marketing Authorisations.

17.2 The Claiming Party shall not be deemed to be in breach of this agreement or otherwise liable to the other Party (the "NON-CLAIMING PARTY") for any delay in performance or any non-performance of any obligations under this agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure provided that:-

         (a) the Claiming Party could not have avoided the effect of the Event of Force Majeure by taking precautions which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought to have taken but did not take; and

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         (b)      the Claiming Party has used all reasonable endeavours to
                  mitigate the effect of the Event of Force Majeure and to carry out its obligations under this agreement in any other way that is reasonably practicable.

17.3 On becoming aware of an Event of Force Majeure, the Claiming Party shall promptly notify the Non-claiming Party of the nature and extent of the circumstances giving rise to the Event of Force Majeure and its expected effect and duration. The Claiming Party shall use all reasonable endeavours to resume performance of its obligations under this agreement as soon as practicably possible.

17.4 If the Event of Force Majeure in question prevails for a continuous period in excess of six calendar months after the date on which it began, the Non-claiming Party may give notice to the Claiming Party terminating this agreement. The notice to terminate must specify the termination date, which must be not less than 30 clear days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, this agreement will terminate on the termination date set out in the notice. Neither Party shall have any liability to the other in respect of termination of this agreement due to an Event of Force Majeure, but all rights and liabilities which have accrued prior to termination shall subsist.

17.5 In the event of termination by the Company under clause 17.4, the Company's warranties and obligations under clause 5.7 (in respect of the Guaranteed Order Value) shall no longer apply.

18.      DISPUTE RESOLUTION

         The parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a "DISPUTE") between the Parties or any of their respective subsidiaries, Affiliates, successors and assigns under or related to this agreement or any document executed pursuant to this agreement. If the parties are unable to amicably resolve a Dispute within 10 Business Days (the "DISPUTE RESOLUTION PERIOD") the parties may by agreement refer the dispute to the resolution mechanisms set out in clause 19 or otherwise proceed to court in accordance with clause 23.8.

19.      ARBITRATION

19.1 Except as otherwise expressly provided herein, this agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with the laws of Northern Ireland. Subject to the Parties seeking to resolve disputes in accordance with clause 18, any dispute arising out of or in connection with this agreement including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration under the Arbitration (Northern Ireland) Order 1996.

19.2 With respect to the proceedings to be adopted regarding any referral to arbitration:

         (a) The number of arbitrators shall be three on the basis that each Party shall select one arbitrator and the two so appointed arbitrators will select the third (all such selections to be made as soon as practicably possible following the expiry of the Dispute Resolution Period and in any event within 5 Business Days;

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         (b)      The place of arbitration shall be Northern Ireland;

         (c) The language to be used in the arbitral proceedings shall be English; and

         (d) Any determination by such arbitrators shall be final and conclusively binding.

19.3 Judgement on the arbitral award may be entered in any court having jurisdiction thereof.

20.      NOTICES

20.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

         In the case of Galen Limited to:
         Unit 22, Seagoe Industrial Estate
         Craigavon
         Co Armagh
         Northern Ireland
         BT63 5UA

         Attention: Company Secretary

         In the case of Pharmaceutical Development and Manufacturing Services Limited to:
         Almac House, Seagoe Industrial Estate
         Craigavon
         Co Armagh
         Northern Ireland
         BT63 5QD

         Attention: Graeme McBurney

         and shall be deemed to have been duly given or made as follows:

         (a) if personally delivered, upon delivery at the address of the relevant Party;

         (b) if sent by first class post, two Business Days after the date of posting;

         (c) if sent by air mail, 5 Business Days after the date of posting; and

         (d) if sent by fax, on receipt by sender of delivery confirmation report;

         provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

20.2 A Party may notify the other Party to this agreement of a change to its name, relevant addressee, address or fax number provided that such notification shall only be effective on:-

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         (a)      the date specified in the notification as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

21.      VARIATION

         Subject to the provisions of clause 4, no purported variation of the operative clauses of this agreement shall take effect unless made in writing and signed by an authorised representative of each Party and expressly incorporating the terms of this agreement.

22.      ENTIRE AGREEMENT

22.1 Each Party on behalf of itself and as agent for each of its Affiliates acknowledges and agrees with the other Party that:-

         (a) this agreement together with any other documents referred to in this agreement and in particular the Business Purchase Agreement, Technical Agreement, Manufacturing and Packaging Instructions, Specifications and the Marketing Authorisations (together the "DOCUMENTS") constitutes the entire and only agreement between the Parties and their respective Affiliates relating to the subject matter of the Documents and that each of the Documents shall be read together in determining the obligations of each Party; and

         (b) neither it nor any of its Affiliates have been induced to enter into any Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Affiliates) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto.

23.      GENERAL

23.1 This agreement shall only become binding on the Parties in the event that the Business Purchase Agreement becomes unconditional in all respects.

23.2 Other than to its Affiliates the Supplier shall not assign, sub-contract or otherwise transfer this agreement or any of its rights and obligations hereunder without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

23.3 If any part of this agreement is held to be unlawful or unenforceable that part shall be struck out and the Parties shall use all reasonable endeavours to insert a lawful and enforceable substitute provision which, as closely as may be possible, reflects the intended purpose and operation of the original provision as intended by the Parties and, in any event, the remainder of this agreement shall remain in full force and effect.

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

23.4 Save as otherwise expressly provided herein, no delay neglect or forbearance by a Party in enforcing its rights under this agreement shall be a waiver or prejudice of those rights.

23.5 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

23.6 Nothing in this agreement and no action taken by the parties pursuant to this agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative activity.

23.7 This agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with the law of Northern Ireland.

23.8 Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or (subject to clause
         18) to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

23.9 The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no rights or benefits expressly or impliedly conferred by it shall be enforceable under that Act against the parties to it by any other person.

IN WITNESS whereof this agreement has been duly executed on the date first above written.

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

Signed by                  )
for and on behalf of       )
GALEN LIMITED              )

Signed by                  )
for and on behalf of       )
PHARMACEUTICAL             )
DEVELOPMENT AND
MANUFACTURING
SERVICES LIMITED

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